EXHIBIT 99.1

Stock Yards Bancorp Promotes Shannon Budnick to Executive VP, Director of Wealth Management & Trust Group, Effective January 3, 2024

LOUISVILLE, Ky., Aug. 16, 2023 (GLOBE NEWSWIRE) -- Stock Yards Bancorp, Inc. (NASDAQ: SYBT), parent company of Stock Yards Bank & Trust Company, with offices in the Louisville, central, eastern and northern Kentucky, as well as the Indianapolis, Indiana and Cincinnati, Ohio metropolitan markets, today announced that Kathy C. Thompson will retire from her position as Senior Executive VP, Director of Wealth Management & Trust Group, effective January 2, 2024. Effective January 3, 2024, Shannon Budnick, currently Senior VP and Managing Director of Investments, will succeed Ms. Thompson in the position of Executive VP, Director of Wealth Management & Trust Group.

“Shannon’s appointment is a natural progression of our succession planning and facilitates a seamless transition as she has worked alongside Kathy for more than 15 years,” said James A. (Ja) Hillebrand, Chairman and Chief Executive Officer. “With more than 25 years of experience in the investments, financial planning and personal trust businesses, Shannon is the perfect fit to take on this role. We are confident in her ability to lead the Stock Yards’ Wealth Management & Trust Group into the future. She will be an integral part of the executive leadership team at Stock Yards Bank & Trust.”

Ms. Budnick joined Stock Yards Bank & Trust in 2007 as a Wealth Advisor. She was named Senior VP in 2013 and Managing Director of Investments in 2015 and has been a key contributor to the Wealth Management & Trust’s growth and success. Prior to joining Stock Yards, Ms. Budnick was an advisor with Northern Trust and Truist Bank in their Wealth Management Divisions. Ms. Budnick earned her B.A. in Business in Finance and Marketing at the College of William and Mary in Williamsburg, Virginia, where she also played collegiate tennis. She maintains her Certified Trust & Fiduciary Advisor designation and is a Certified Financial Planner™ professional. Ms. Budnick resides in Louisville with her husband and their twins.

“Stock Yards’ Wealth Management and Trust Group has more than tripled in asset size since I joined the organization, and it has been very rewarding to work alongside Kathy and be a part of that growth,” said Ms. Budnick. “I am looking forward to leading our talented team and being a part of our future success.”

Ms. Thompson joined Stock Yards in 1992 as manager of the Investment Management and Trust Department, at which time had $200 million in assets under management. Under her leadership, the department has grown to over $7.0 billion in assets under management and is one of the most profitable independent wealth management and trust groups in the country. Ms. Thompson has served as a Director of Stock Yards Bancorp and Stock Yards Bank & Trust Company since 1994. Prior to joining the Company, Ms. Thompson practiced estate planning law and worked in a regional bank’s trust department where she specialized in investment management and estate and personal financial planning.

“We are extremely grateful for Kathy’s many contributions to Stock Yards Bank & Trust,” said Hillebrand. “Her expertise has made a significant contribution to Stock Yards’ position of strength. The board of directors joins me in thanking Kathy, and we wish her all the best in her well-deserved retirement.”

“It’s been a privilege to play a key role in Stock Yards Bank & Trusts’ tremendous growth over the last 31 years, and in further solidifying our strong Wealth Management and Trust Group,” said Ms. Thompson. “I hired Shannon. We’ve worked closely together for over 15 years and I have tremendous confidence that this will be a smooth transition.”

Louisville, Kentucky-based Stock Yards Bancorp, Inc., with $7.73 billion in assets, was incorporated in 1988 as a bank holding company. It is the parent company of Stock Yards Bank & Trust Company, which was established in 1904. The Company’s common shares trade on The NASDAQ Stock Market under the symbol “SYBT.” For more information about Stock Yards Bancorp, visit the Company’s website at www.syb.com.

Contact:
Clay Stinnett
Chief Financial Officer
(502) 625-0890